EXHIBIT 99.1

SJW CORP. ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

Board Declares Quarterly Dividend on Common Stock

SAN JOSE, CA, July 25, 2012 – SJW Corp. (NYSE: SJW) today reported financial results for the second quarter ended June 30, 2012. Operating revenue was $65.6 million in the quarter compared to $59.0 million in 2011. The $6.6 million increase in revenue reflects cumulative rate increases of $4.9 million, $1.2 million in higher customer water usage and $323,000 from new customers compared to a year ago. In addition, the Company earned $172,000 in higher revenue from real estate operations.

Net income was $5.2 million and diluted earnings per common share were $0.28, compared to $5.5 million and $0.29 per share, respectively, in the second quarter of 2011.

Water production costs for the quarter ended June 30, 2012 were $27.4 million compared to $22.2 million in 2011, an increase of $5.2 million. The increase in water production costs is primarily attributable to $2.5 million in higher costs due to a decrease in available surface water supply, $1.5 million in higher per unit costs for purchased water and groundwater extraction charges and $1.2 million in higher customer water usage.

Operating expenses, excluding water production costs, for the second quarter were $24.6 million compared to $23.0 million in 2011. The increase of $1.6 million reflects an additional $1.1 million of administrative and general expenses, $534,000 of depreciation expense and $296,000 more in taxes other than income tax, partially offset by a decrease of $343,000 in maintenance expenses. The effective consolidated income tax rates were 41% for the three-month periods ended June 30, 2012 and 2011.

Year-to-date operating revenue increased by $14.0 million to $116.7 million from $102.7 million in the first six months of 2012. The increase was attributable to $7.3 million in cumulative rate increases, $5.9 million in higher customer water usage and $501,000 in revenue from new customers. In addition, the Company earned $316,000 in higher revenue from real estate operations.

Year-to-date net income was $6.3 million, compared to $6.1 million in 2011. Diluted earnings per share were $0.34 in the first six months of 2012, compared to $0.32 per diluted share for the same period in 2011.

Year-to-date water production costs increased to $47.5 million from $37.7 million in 2011. The $9.8 million increase was primarily attributable to $3.5 million in higher costs due to a decrease in available surface water supply, $3.4 million in higher customer water usage and $2.9 million in higher per unit costs for purchased water and groundwater extraction charges. Operating expenses, excluding water production costs, increased $3.3 million to $48.9 million from $45.6 million. The increase was due to an increase in administrative and general expenses of $2.0 million, $1.0 million of depreciation expense, $644,000 in taxes other than income taxes, partially offset by a decrease of $402,000 in maintenance expenses. The effective consolidated income tax rates were 41% for the six-month periods ended June 30, 2012 and 2011.

The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.1775 per share. The dividend is payable on September 4, 2012 to shareholders of record on August 6, 2012.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The results for a quarter are not indicative of results for a full year due to seasonality and other factors. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2012	2011	2012	2011

OPERATING REVENUE	$65,575	59,007	116,724	102,703
OPERATING EXPENSE:
Production Costs:
Purchased water	17,783	12,681	31,360	20,097
Power	1,303	1,373	2,168	2,387
Groundwater extraction charge	5,439	5,300	8,385	9,808
Other production costs	2,841	2,820	5,597	5,412
Total production costs	27,366	22,174	47,510	37,704

Administrative and general	10,746	9,658	21,294	19,294
Maintenance	3,133	3,476	6,122	6,524
Taxes other than income	2,419	2,123	4,854	4,210
Depreciation and amortization	8,326	7,792	16,634	15,586
Total operating expense	51,990	45,223	96,414	83,318

OPERATING INCOME	13,585	13,784	20,310	19,385

Interest on long-term debt and other	(4,827)	(4,516)	(9,644)	(9,074)

Income before income taxes	$8,758	9,268	10,666	10,311

Provision for income taxes	3,557	3,817	4,356	4,250

NET INCOME	$5,201	5,451	6,310	6,061

Other comprehensive income (loss), net	59	28	48	17

COMPREHENSIVE INCOME	$5,260	5,479	6,358	6,078

Earnings per share
-Basic	$0.28	0.29	0.34	0.33
-Diluted	$0.28	0.29	0.34	0.32

Dividend per share	$0.18	0.17	0.36	0.34

Weighted average shares outstanding
-Basic	18,627	18,577	18,619	18,574
-Diluted	18,824	18,785	18,823	18,780

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30,	December 31,
	2012	2011
ASSETS
UTILITY PLANT:
Land	$8,987	8,852
Depreciable plant and equipment	1,109,973	1,070,016
Construction in progress	25,532	18,527
Intangible assets	15,559	14,732
Total utility plant	1,160,051	1,112,127
Less accumulated depreciation and amortization	371,496	355,914
Net utility plant	788,555	756,213

REAL ESTATE INVESTMENT:	83,486	89,099
Less accumulated depreciation and amortization	10,408	10,557
Net real estate investment	73,078	78,542
CURRENT ASSETS:
Cash and equivalents	9,258	26,734
Accounts receivable and accrued unbilled utility revenue	37,976	33,853
Long-lived assets held-for-sale	4,608	-
Prepaid expenses and other	6,437	8,328
Total current assets	58,279	68,915
OTHER ASSETS:
Investment in California Water Service Group	7,113	7,032
Debt issuance costs, net of accumulated amortization	4,724	4,865
Regulatory assets, net	119,248	119,248
Other	4,250	3,995
	135,335	135,140
	$1,055,247	1,038,810
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$9,707	9,684
Additional paid-in capital	25,222	24,552
Retained earnings	227,129	227,494
Accumulated other comprehensive income	2,322	2,274
Total shareholders’ equity	264,380	264,004
Long-term debt, less current portion	335,886	343,848
Total capitalization	600,266	607,852
CURRENT LIABILITIES:
Current portion of long-term debt	8,340	838
Accrued groundwater extraction charge,
purchased water and purchased power	9,955	6,212
Accounts payable	14,302	7,417
Accrued interest	5,359	5,376
Other current liabilities	7,962	8,445
Total current liabilities	45,918	28,288

DEFERRED INCOME TAXES AND CREDITS	138,131	135,036
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS

IN AID OF CONSTRUCTION	190,798	190,668
POSTRETIREMENT BENEFIT PLANS	71,522	68,855
OTHER NONCURRENT LIABILITIES	8,612	8,111
	$1,055,247	1,038,810